                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         NORTHROP GRUMMAN CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                          [LOGO OF NORTHROP GRUMMAN]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                                    NOTICE

  The Annual Meeting of Stockholders of Northrop Grumman Corporation (the "Company") will be held on Tuesday, June 30, 1998 at 10:00 a.m. at the Museum of Flying, 2772 Donald Douglas Loop North, Santa Monica, California 90405.

  Stockholders at the close of business on May 26, 1998, are entitled to vote at the Annual Meeting. The following items are on the agenda:

    (1) Election of four Class I directors, each for a three year term expiring in 2001;

    (2) Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year ending December 31, 1998;

    (3) Stockholder proposal regarding foreign military sales;

    (4) Stockholder proposal regarding executive severance arrangements; and

    (5) Other business as may properly come before the Annual Meeting or any adjournments thereof.

                                          By order of the Board of Directors,

                                          /s/ John H. Mullan

                                          John H. Mullan
                                          Acting Secretary

1840 Century Park East
Los Angeles, California 90067

June 3, 1998


                                   IMPORTANT

 TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD FOR WHICH A RETURN ENVELOPE IS PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                PROXY STATEMENT

                              GENERAL INFORMATION

  This proxy statement is issued in connection with solicitation of the enclosed proxy by the Board of Directors of Northrop Grumman Corporation (the "Company" or "Northrop Grumman") for use at the Company's 1998 Annual Meeting of Stockholders (the "Annual Meeting"). The Company's principal office is located at 1840 Century Park East, Los Angeles, California, 90067. This proxy material will be sent to stockholders beginning approximately June 3, 1998.

OUTSTANDING SECURITIES

  On March 31, 1998, there were 67,616,912 shares of the Company's common stock, par value $1.00 per share ("Common Stock"), outstanding. Holders of record at the close of business on that date are entitled to vote at the Annual Meeting. Each share is entitled to one vote.

VOTING AT THE MEETING OR BY PROXY

  Shares represented by a properly executed proxy in the accompanying form will be voted at the meeting in accordance with the stockholder's instructions. If no instructions are given, the shares will be voted according to the Board of Directors' recommendations. Therefore, if no instructions are given, the persons named on the card will vote FOR Proposal One to elect the four director nominees listed under "Election of Directors", FOR Proposal Two to ratify the appointment of Deloitte & Touche LLP as auditors of the Company for the year ending December 31, 1998, AGAINST Proposal Three, the stockholder proposal concerning foreign military sales and AGAINST Proposal Four, the stockholder proposal concerning executive severance arrangements.

  A stockholder who executes a proxy may revoke it at any time before its exercise by delivering a written notice of revocation to the Corporate Secretary or by signing and delivering another proxy that is dated later. A stockholder attending the meeting in person may revoke the proxy by giving notice of revocation to an inspector of election at the meeting or voting at the meeting. If any other matters are properly brought before the meeting, the enclosed proxy card gives discretionary authority to the persons named on the card to vote the shares in their best judgment. At this time, the Company does not know of any other such business.

  With respect to the election of directors, stockholders may vote in favor of all nominees, or withhold their votes as to all nominees or specific nominees. There is no box to "abstain," but checking the box on the enclosed proxy card that withholds authority to vote for a nominee is the equivalent of abstaining. The four nominees receiving the greatest number of votes cast for the election of directors by shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors.

  With respect to any proposal other than the election of directors, stockholders may vote in favor of the proposal, or against the proposal, or abstain from voting. The affirmative vote of the majority of shares entitled to vote and present in person or by proxy at the Annual Meeting is required for approval. A stockholder who signs and submits a ballot or proxy is "present," so an abstention will have the same effect as a vote against the proposal.

  Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange ("NYSE") are permitted to vote their clients' proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within ten days of the meeting. Certain proposals other than the election of directors are "non-discretionary" and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client's shares on some but not all of the proposals at a meeting, the missing votes are referred to as "broker non-votes." Those shares will be included in determining the presence of a quorum at the meeting, but are not considered "present" for purposes of voting on the non-discretionary proposals. They have no impact on the outcome of any proposals included within this Proxy Statement.

VOTING SECURITIES

  On December 31, 1997, the following entities beneficially owned, to the Company's knowledge, more than five percent of the outstanding Common Stock:

                                                     AMOUNT AND NATURE
                                                       OF BENEFICIAL   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                     OWNERSHIP     OF CLASS
------------------------------------                 ----------------- --------
Wellington Management Company, LLP(a)............... 4,692,215 shares    6.97%
 75 State Street, Boston, MA 02109
U.S. Trust Company of California, N.A.(b)(c)........ 4,125,187 shares    6.13%
 555 So. Flower St., Los Angeles, CA 90071-2429
FMR Corp.(d)........................................ 4,102,879 shares    6.10%
 82 Devonshire Street, Boston, MA 02109

--------
(a) This information was provided by Wellington Management Company ("WMC") in a Schedule 13G filed with the Securities and Exchange Commission ("SEC") on February 10, 1998. According to WMC, as of the date set forth above, WMC had shared dispositive power over 4,692,215 shares but shared voting power over only 1,555,500 shares.
(b) This information was provided by U.S. Trust Company of California, N.A. ("U.S. Trust Company") in a Schedule 13G filed with the SEC on February 3, 1998. U.S. Trust Company is an Investment Manager (the "Investment Manager") for the Northrop Grumman Pension Plan and the pension plans for certain divisions of the Company (the "Pension Plans"); under the Trust, the Investment Manager has responsibility for the management and control of the Northrop Grumman shares held in the Trust as assets of the Pension Plans. The Investment Manager has shared dispositive and voting power over 4,125,187 shares.
(c) These shares are held for the account of (but not beneficially owned by) the Trustee (Bankers Trust Company; effective January 1, 1998, State Street Bank and Trust Company has been appointed by the Board of Directors of the Company as Trustee). The Investment Manager has voting power over these shares, except in the event of a contested election of directors or in connection with a tender offer. In such cases, the shares are voted in accordance with instructions received from eligible participants in the Pension Plans and undirected shares are voted in the same proportion as shares for which instructions are received.
(d) This information was provided by FMR Corp. ("FMR") in a Schedule 13G filed with the SEC on February 11, 1998. According to FMR, as of the date set forth above, FMR had sole dispositive power over 4,102,879 shares but sole voting power over only 415,379 shares.

  Based on records of the Northrop Grumman Savings and Investment Plan, as of December 31, 1997, a total of approximately 5,268,461 shares (7.83%) was held for the account of employee participants in the Employee Stock Ownership Plan portion of the Savings and Investment Plan for which Bankers Trust Company acts as a trustee.

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

  The following table shows beneficial ownership (as defined by applicable rules for proxy statement reporting purposes) of the Common Stock as of March 31, 1998 by each director, by the Chief Executive Officer (the "CEO") and the other four most highly compensated executive officers (collectively, the "Named Executive Officers") and all directors and executive officers as a group. Each individual owned less than 1% of the outstanding Common Stock with the exception of Mr. Kresa, who owned 1.37% of the outstanding Common Stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares owned by such person. No family relationship exists between any of the directors or executive officers of the Company.

                                           NUMBER OF          PERCENTAGE OF
                                             SHARES         OUTSTANDING SHARES
                                       BENEFICIALLY OWNED   BENEFICIALLY OWNED
                                       ------------------   ------------------
Directors
  Jack R. Borsting....................         3,995(1)               *
  John T. Chain, Jr. .................         4,104                  *
  Jack Edwards........................         3,470                  *
  Phillip Frost.......................        12,176                  *
  Robert A. Lutz......................         1,561                  *
  Aulana L. Peters....................         6,559                  *
  John E. Robson......................         6,565                  *
  Richard M. Rosenberg................         5,463                  *
  John Brooks Slaughter...............         3,104                  *
  Richard J. Stegemeier...............         6,108(2)               *
Named Executive Officers
  Kent Kresa(3).......................       927,595(4)            1.37%
  Richard B. Waugh, Jr. ..............        89,148(5)               *
  Richard R. Molleur..................        91,334                  *
  James G. Roche......................        70,876                  *
  Ralph D. Crosby.....................        47,828                  *
Directors and Executive Officers as a
 Group (23 persons)...................     1,626,892(6)(7)         2.41%

--------
* The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.
(1) Includes 1,200 shares held in the Borsting Family Trust of which Dr. Borsting is trustee.
(2) Includes 1,000 shares held in the Richard J. Stegemeier Family Trust of which Mr. Stegemeier and his wife are trustees.
(3) Mr. Kresa also serves as Chairman of the Board.
(4) Includes 217,212 shares held by the Kresa Family Trust of which Mr. Kresa is trustee.
(5) Includes 12,324 shares held by the Waugh Family Trust of which Mr. Waugh and his wife are trustees.
(6) Includes options exercisable within 60 days and shares or share equivalents beneficially owned under one or more of the Company's compensation or benefit plans, respectively, as follows: J.R. Borsting-- 2,000 and 0 shares; J.T. Chain--2,500 and 0 shares; J. Edwards--2,500 and 331 shares; P. Frost--2,000 and 0 shares; R. Lutz--1,500 and 0 shares; A.L. Peters--2,500 and 3,038 shares; J.E. Robson--2,500 and 1,112 shares; R.M. Rosenberg--2,500 and 628 shares; J. Slaughter--2,500 and 0 shares; R.J. Stegemeier--2,500 and 323 shares; K. Kresa--661,400 and 5,057 shares; R.B. Waugh--60,400 and 3,147 shares; R. Molleur--70,000 and 0 shares; J.G. Roche--49,700 and 616 shares; and R. Crosby--42,680 and 2,622 shares.
(7) Directors and executive officers as a group owned approximately 2.41% of the outstanding shares as of March 31, 1998.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

  The Company's Certificate of Incorporation provides for a classified Board of Directors. Four directors in Class I will be elected at the 1998 Annual Meeting to hold office for three years until the 2001 Annual Meeting of Stockholders and until their successors have been elected and qualified. Unless instructed otherwise, the persons named in the accompanying proxy will vote the shares represented by such proxy for the election of the four Class I Director Nominees listed in the table below. If any nominee becomes unavailable for election to the Board of Directors, an event which is not anticipated, the persons named as proxies have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

  Under the Company's Bylaws, a stockholder may nominate a person for election as a director at a meeting only if the stockholder has given written notice to the Corporate Secretary no later than the tenth day following the date of public disclosure of the date of the meeting or the date of mailing of this Proxy Statement, whichever occurs first. The notice must include the information required by the Bylaws including the name and address of the stockholder as they appear on the books of the Company, all information relating to the nominee required to be disclosed in the solicitation of proxies pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, and the consent of the nominee to serve.

  The following information, furnished with respect to each of the four nominees for election as a Class I director, and each of the four Class II and three Class III directors whose terms continue after the Annual Meeting, is obtained from the Company's records or from information furnished directly by the individual to the Company. All the nominees are presently serving on the Board of Directors. Members of the Board of Directors are generally ineligible to stand for election if they will have attained age 70 by the date of the Company's Annual Meeting of Stockholders at which such election is held. Because of the uncertainties associated with the proposed merger with Lockheed Martin Corporation ("Lockheed Martin"), the Board is particularly concerned with the need to maintain stability and continuity in the oversight of the Company. Accordingly, the Company has waived the age limitation in asking Mr. Stegemeier to stand for re-election to the Board.

                        NOMINEES FOR DIRECTOR--CLASS I

JACK R. BORSTING, 69. E. Morgan Stanley professor of Business Administration and Director of the Center for Telecommunications Management, University of Southern California.

 Elected 1991

  Dr. Jack R. Borsting was at the Naval Postgraduate School in Monterey, California from 1959 to 1980. During his tenure at Monterey, he was professor of Operations Research, Chairman of the Department of Operations Research and Administration Science, and Provost and Academic Dean. Dr. Borsting was Assistant Secretary of Defense (Comptroller) from 1980 to 1983 and Dean of the School of Business at the University of Miami from 1983 to 1988. From 1988 to 1994, he was the Robert R. Dockson professor and Dean of the School of Business Administration at the University of Southern California, Los Angeles. He is past president of both the Operations Research Society of America and the Military Operations Research Society. He is currently Chairman of the Board of Trustees of the Orthopaedic Hospital Foundation of Los Angeles and serves as a director of Whitman Education Group, TRO Learning, Inc. and Bristol Retail Systems. He is also a trustee of the Rio Hondo Foundation.

AULANA L. PETERS, 56. Partner, Gibson, Dunn & Crutcher.

 Elected 1992

  Aulana L. Peters joined the law firm of Gibson, Dunn & Crutcher in 1973. In 1980, she was named a partner in the firm and continued in the practice of law until 1984 when she accepted an appointment as Commissioner of the Securities and Exchange Commission. In 1988, after serving four years as a Commissioner, she returned to Gibson, Dunn & Crutcher. Ms. Peters is a director of Callaway Golf Company, Minnesota Mining and

Manufacturing Company, Mobil Corporation and Merrill Lynch & Co., Inc. She is also a member of the Legal Advisory Board of the National Association of Securities Dealers.

RICHARD M. ROSENBERG, 68.  Chairman of the Board and Chief Executive Officer
                           (Retired), BankAmerica Corporation and Bank of America NT&SA.

 Elected 1991

  Richard M. Rosenberg was the Chairman of the Board and Chief Executive Officer of BankAmerica Corporation ("BAC") and Bank of America ("BoA") from 1990 to 1996. He had served as President since February 1990 and as Vice Chairman of the Board and a director of BAC and BoA since 1987. Before joining BAC, Mr. Rosenberg served as President and Chief Operating Officer of Seafirst Corporation and Seattle-First National Bank, which he joined in 1986. Mr. Rosenberg is a retired Commander in the U.S. Navy Reserve, a director of Airborne Express Corporation, SBC Communications, Potlatch Corporation and BankAmerica Corporation and a member of the Board of Trustees of the California Institute of Technology.

RICHARD J. STEGEMEIER, 70. Chairman Emeritus of the Board of Directors, Unocal
                           Corporation, an integrated petroleum company.

 Elected 1990

  Richard J. Stegemeier joined Union Oil Company of California, the principal operating subsidiary of Unocal Corporation ("Unocal"), in 1951. Mr. Stegemeier was Chairman of the Board for Unocal from April 1989 to May 1995 and was Chief Executive Officer from 1988 to 1994. From 1985 to 1992, he was President and, from 1985 to 1988, he was Chief Operating Officer of Unocal. Mr. Stegemeier is a member of the National Academy of Engineering and a director of Foundation Health Systems, Inc., Halliburton Company, Pacific Enterprises, Wells Fargo Bank, N.A. and Montgomery Watson, Inc.

                        CONTINUING DIRECTORS--CLASS II

PHILLIP FROST, 61. Chairman of the Board and Chief Executive Officer, IVAX
                   Corporation, a pharmaceutical company

 Elected 1996

  Dr. Phillip Frost has served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation since 1987. He was the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986. He is Chairman of Whitman Education Group, and is Vice Chairman of the Board of Directors of North American Vaccine, Inc., and Continucare Corporation. He is also a Vice Chairman of the University of Miami and a member of the Board of Governors of the American Stock Exchange.

ROBERT A. LUTZ, 66. Vice Chairman of the Board of Directors, Chrysler
                    Corporation.

 Elected 1997

  Robert A. Lutz joined Chrysler Corporation in 1986 as Executive Vice President of Chrysler Motors Corporation and was elected a director of Chrysler Corporation that same year. He was elected President of Chrysler Corporation in 1991 and Vice Chairman in 1996. Prior to joining Chrysler Corporation, Mr. Lutz held senior positions with Ford Motor Company, General Motors Corporation Europe and Bayerische Motoren Werke AG. He is an executive director of the National Association of Manufacturers and is a member of the National Advisory Council of the University of Michigan School of Engineering, the Board of Trustees of the U.S. Marine Corps University Foundation and the Advisory Board of the University of California-Berkeley, Haas School of Business. Mr. Lutz is also a director of ASCOM Holdings, A.G. and Silicon Graphics, Inc.

JOHN E. ROBSON, 67. Senior Advisor, Robertson, Stephens & Company, investment bankers.

 Elected 1993

  From 1989 to 1993, John E. Robson served as Deputy Secretary of the United States Treasury. He was Dean and Professor of Management at the Emory University School of Business Administration from 1986 to 1989 and President and Chief Executive Officer and Executive Vice President and Chief Operating Officer of G.D. Searle & Co., a pharmaceutical company, from 1977 to 1986. Previously, he held government posts as Chairman of the U.S. Civil Aeronautics Board, regulator of the airline industry and Under Secretary of the Department of Transportation, and engaged in the private practice of law as a partner of Sidley and Austin. Mr. Robson earned his B.A. from Yale University and his J.D. from Harvard Law School. Mr. Robson is a director of Monsanto Company and Security Capital Industrial Trust. He is also a Distinguished Visiting Fellow of the Hoover Institution at Stanford University, a Visiting Fellow at the Heritage Foundation and a Trustee of St. John's College.

JOHN BROOKS SLAUGHTER, 64.   President, Occidental College.

 Elected 1993

  Dr. John Brooks Slaughter earned his B.S.E.E. from Kansas State University, an M.S. in Engineering from the University of California at Los Angeles and a Ph.D. in Engineering Sciences from the University of California at San Diego. He began his career as an electronics engineer with General Dynamics Convair in San Diego in 1956. He joined the U.S. Navy Electronics Laboratory in San Diego in 1960. In 1975, he became Director of the Applied Physics Laboratory of the University of Washington. In 1977, he was appointed Assistant Director for Astronomics, Atmospherics, Earth and Ocean Sciences at the National Science Foundation. From 1979 to 1980, he served as Academic Vice President and Provost of Washington State University. In 1980, he returned to the National Science Foundation as its Director and served in that capacity until 1982 when he became Chancellor of the University of Maryland, College Park. In 1988, Dr. Slaughter became President of Occidental College in Los Angeles. He is a member of the National Academy of Engineering, a fellow of the American Academy of Arts and Sciences and serves as a director of Atlantic Richfield Company, Avery Dennison Corporation, Solutia, Inc. and International Business Machines Corporation.

                        CONTINUING DIRECTORS--CLASS III

JOHN T. CHAIN, JR., 63. General, United States Air Force (Ret.) and Chairman of
                        the Board of Thomas Group, Inc., a mangement consulting company.

 Elected 1991

  During his military career, General Chain held a number of Air Force commands. In 1978, he became military assistant to the Secretary of the Air Force. In 1984, he became the Director of Politico-Military Affairs, Department of State. General Chain has been Chief of Staff for Supreme Headquarters Allied Powers Europe, and Commander in Chief, Strategic Air Command, the position from which he retired in February 1991. In March 1991, he became Executive Vice President for Burlington Northern Railroad, serving in that capacity until February 1996. In December 1996, he assumed the position of President of Quarterdeck Equity Partners, Inc. and in May 1998 he became Chairman of the Board of Thomas Group, Inc. He is a director of RJR Nabisco, Inc., and Nabisco, Inc.

JACK EDWARDS, 69.  Member, Hand Arendall, L.L.C.

 Elected 1991

  Jack Edwards was elected in 1964 to the U.S. House of Representatives and served in Congress for twenty years, representing the First District of Alabama. During his tenure in the House, Mr. Edwards served on the Appropriations Committee for sixteen years, including ten years as Senior Republican on the Defense Subcommittee and sixteen years on the Transportation Subcommittee. He also served on the Banking, Finance and Urban Affairs Committee. He retired from Congress in January 1985 and became a member of his current law firm, Hand Arendall, L.L.C. He is a director of The Southern Company, Holnam Inc. and QMS, Inc. Mr. Edwards is also President Pro Tempore of the Board of Trustees of the University of Alabama System.

KENT KRESA, 60. Chairman, President and Chief Executive Officer.

 Elected 1987

  Before joining the Company, Kent Kresa was associated with the Lincoln Laboratories of the Massachusetts Institute of Technology, and the Defense Advanced Research Projects Agency. In 1975, he joined the Company as Vice President and Manager of the Company's Research and Technology Center. He became General Manager of the Ventura Division in 1976, Group Vice President of the Aircraft Group in 1982 and Senior Vice President for Technology and Development in 1986. Mr. Kresa was elected President and Chief Operating Officer of the Company in 1987. He was named Chief Executive Officer in 1989 and Chairman of the Board in 1990. Mr. Kresa is a member of the National Academy of Engineering and is past Chairman of the Board of Governors of the Aerospace Industries Association. He is also a Fellow of the American Institute of Aeronautics and Astronautics. He serves on the Board of Directors of the W.M. Keck Foundation and on the Board of Trustees of the California Institute of Technology, and serves as a director of Chrysler Corporation, Atlantic Richfield Company, the Los Angeles World Affairs Council, the John Tracy Clinic and the Board of Governors of the Los Angeles Music Center.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has Audit, Compensation and Management Development, Nominating, Finance, and Executive and Public Policy Committees. The membership of these committees is usually determined at the organizational meeting of the Board held in conjunction with the Annual Meeting. The membership of each committee is as follows, with the chairman listed first:

                          COMPENSATION AND                                                   EXECUTIVE AND
        AUDIT          MANAGEMENT DEVELOPMENT      NOMINATING             FINANCE            PUBLIC POLICY
        -----          ----------------------      ----------             -------            -------------
Jack Edwards           Richard J. Stegemeier  Jack R. Borsting      Richard M. Rosenberg Aulana L. Peters
Jack R. Borsting       Jack R. Borsting       John T. Chain, Jr.    John T. Chain, Jr.   Phillip Frost
Aulana L. Peters       John T. Chain, Jr.     Richard M. Rosenberg  Jack Edwards         Robert A. Lutz
John Brooks Slaughter  Jack Edwards           John Brooks Slaughter Phillip Frost        John Brooks Slaughter
Richard J. Stegemeier  John E. Robson                               Robert A. Lutz       Richard J. Stegemeier
                                                                    John E. Robson

AUDIT COMMITTEE

  The Audit Committee meets periodically with both the Company's independent auditors and the Company's chief internal auditor to review audit results and the adequacy of the Company's systems of internal controls. In addition, the Audit Committee recommends to the Board of Directors the appointment or discharge of the Company's independent auditors, and reviews professional services of a non-audit nature to be provided by the independent auditors to evaluate the impact on the independence of the auditors of undertaking such added services. The Audit Committee held four meetings in 1997.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

  The Compensation and Management Development Committee (the "Compensation Committee") recommends to the Board of Directors the base salary and incentive compensation of all elected officers and takes final action with respect to base salary and incentive compensation for certain other officers and key employees. It reviews the Company's compensation policies and management actions to assure the succession of qualified officers. The Committee also establishes the Company's annual performance objectives under the incentive compensation plans and recommends to the Board of Directors the amounts to be appropriated for awards under such plans and under the Company's 1973 Incentive Compensation Plan (the "1973 Incentive Plan"). The Committee grants awards under and administers the Company's Stock Plans (as defined below) and recommends to the Board of Directors all compensation plans in which Company officers are eligible to participate. The Compensation and Management Development Committee held seven meetings in 1997.

NOMINATING COMMITTEE

  The Nominating Committee reviews candidates to serve as directors and recommends to the Board of Directors nominees for election. The activities and associations of each candidate are examined to ensure that there is no legal impediment, conflict of interest or other consideration that might prevent service on the Board of Directors. In making its selection, the Board of Directors bears in mind that the foremost responsibility of a Northrop Grumman director is to represent the interests of the stockholders as a whole. The Nominating Committee will consider nominees recommended by stockholders if such nominations have been submitted in writing, accompanied both by a description of the proposed nominee's qualifications and an indication of the consent of the proposed nominee and relevant biographical information. The recommendation should be addressed to the Nominating Committee in care of the Secretary of the Company. In addition, the Nominating Committee makes recommendations to the Board of Directors concerning the composition and size of the Board of Directors, candidates to fill vacancies, the performance of incumbent directors, and the remuneration of non-employee directors. The Nominating Committee held two meetings in 1997.

FINANCE COMMITTEE

  The Finance Committee reviews and makes recommendations concerning proposed dividend actions and issuance of debt or equity securities. The Finance Committee considers and makes recommendations for final action by the Board on contracts, programs, acquisitions, mergers or divestments of an unusual or material nature. The Finance Committee also reviews the investment performance of the employee benefit plans, capital asset requirements and short-term investment policy when appropriate. The Finance Committee held two meetings in 1997.

EXECUTIVE AND PUBLIC POLICY COMMITTEE

  The Executive and Public Policy Committee reviews and monitors the Northrop Grumman Employees Political Action Committee and makes policy and budget recommendations to the Board on proposed charitable contributions and aid to higher education. The Executive and Public Policy Committee reviews and approves the Company's policy for engaging the services of consultants and commission agents. The Executive and Public Policy Committee held three meetings in 1997.

BOARD AND COMMITTEE MEETINGS

  During 1997, the Board held 16 meetings and the committees described above held 18 meetings. Average attendance at all such meetings was 92%. Each incumbent director attended at least 76% of the total number of board and committee meetings he or she was eligible to attend.

COMPENSATION OF DIRECTORS

  The Company paid each director an annual retainer of $28,000 and an additional $1,000 for each Board and committee meeting attended during 1997. Committee chairmen are paid an annual retainer of $3,000. Any director who performs extraordinary services for the Board at the request of the Chairman of the Board or the chairman of a committee is paid $1,000 per day. Directors are reimbursed for all reasonable expenses in attending these meetings and in performing extraordinary services. Directors who are employees of the Company do not receive any compensation for their service as directors.

  The 1993 Stock Plan For Non-Employee Directors provides that 30% of the retainer earned by each director is paid in shares of the Common Stock, issued following the close of the fiscal year. In addition, directors may defer payment of all or a portion of their remaining retainer fees, Committee Chairman retainer fees and/or Board and committee meeting fees. Deferred compensation may either be distributed in shares of the Common Stock, issued after the close of the fiscal year, or placed in a Stock Unit account until the conclusion of a director-specified deferral period, generally for a minimum of two years from the time the compensation is earned. All deferral elections must be made prior to the beginning of the year for which the retainer and fees will be paid.

Directors are credited with dividend equivalents in connection with the shares of the Common Stock which are distributed early in the year following the year earned or deferred into the Stock Unit account. The Board has adopted a Company stock ownership guideline for outside directors which provides that directors should hold shares of Common Stock equal in market value to three times the annual retainer, to be achieved within five years of joining the Board (for existing directors, five years from the 1995 date of adoption).

  The 1995 Stock Option Plan for Non-Employee Directors, as amended, provides for the annual grant of options to each non-employee director to purchase 1,500 shares of the Common Stock with an exercise price equal to the fair market value of the Common Stock on the grant date. The options have a term of ten years. If the individual ceases to serve as a director, the options continue to be exercisable for the lesser of five years or the expiration of the original term of the options. If termination is for cause, the options terminate when the director ceases to serve.

  The Northrop Grumman Corporation Board of Directors Retirement Plan (the "Retirement Plan") provides that outside directors, as defined in the Company's Bylaws, are eligible to receive a retirement benefit if they retire from the Board following completion of at least five or more consecutive years of service as an outside Board member. Outside directors are also eligible for benefits if they are ineligible to stand for election because they will have attained age 70 prior to the Annual Meeting of Stockholders and have not completed at least five consecutive years of service as an outside director. The annual benefit payable is equal to the annual retainer then being paid to active directors or such lesser amount as is provided for under the Retirement Plan. Benefits are payable for ten years or less (as set forth in the Retirement Plan), from the director's retirement date. In the case of a director's death while receiving benefits, the benefits are payable to the director's surviving spouse, as defined in the Retirement Plan. In the event of a change in control, all outside directors serving on the Board at that time shall be immediately vested and entitled to an annual benefit amount for each year of consecutive service. In addition, benefits payable under the Retirement Plan have been funded through the establishment of a grantor trust. In March 1997, the Board of Directors terminated the Retirement Plan with respect to future outside directors.

  On March 19, 1997, the Board of Directors adopted the Northrop Grumman Non-Employee Directors Equity Participation Plan (the "Equity Plan" and, together with the Retirement Plan, collectively, the "Directors Plans"). The Equity Plan is applicable to outside directors who become such after March 1, 1997 and directors serving prior to that date who elect to participate in the Equity Plan. Directors who elect to participate in the Equity Plan must terminate their participation in the Retirement Plan. Under the Equity Plan, outside directors shall have an amount equal to 50% of their annual retainer credited to an equity participation account and converted into stock units based on the then fair market value of the Common Stock. Existing directors who elect to participate in the Equity Plan will receive a special accrual into the equity participation account equal to the present value of accrued benefits under the Retirement Plan. Each stock unit will be credited with dividend equivalents, which will be deemed reinvested in additional stock units. Each outside director who terminates service after three or more years of service shall be entitled to receive cash payments from the equity participation account in a number of annual installments equal to the number of years for which benefits have been accrued (not to exceed ten), each installment to be in an amount equal to the dollar value of the equity participation account based on Common Stock value as of the date of determination of the installment payment, divided by the number of installments then remaining to be paid. Upon a change in control, benefits under the Equity Plan immediately vest. The Board of Directors believes that the Equity Plan will further align the interests of the directors with the interests of the stockholders by making this part of the directors' benefits dependent upon the value of the Common Stock.

  On April 26, 1998, the Board of Directors adopted resolutions pursuant to the applicable provisions of the Directors Plans that provide that the Merger Vote (as defined on page 17 below) did not constitute a "Change in Control" for purposes of the Directors Plans unless and until the Merger closes. The Directors Plans were further amended to provide that a "Change in Control" involving a merger will occur only upon consummation of such merger under applicable state law.

VOTE REQUIRED

  The vote of a plurality of the shares of Common Stock voting at the Annual Meeting (with each share entitled to one vote), is required for the election of directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOUR NOMINEES FOR DIRECTOR LISTED ABOVE.

COMPENSATION COMMITTEE

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

  The Compensation Committee has furnished the following report on executive compensation applicable to employees elected as executive officers of the Company. The Compensation Committee is comprised exclusively of outside directors.

COMPENSATION PHILOSOPHY

  The Company's executive compensation program is designed to promote recruitment and retention of key employees of exceptional ability. It is comprised of linked plans that encourage participants to concentrate their attention, energy and skill on achieving superior current performance, financial results exceeding specific thresholds and long-term prosperous growth.

  Major components of executive compensation are at risk and vary directly in their amount with each executive's impact on desired business results. Successful accomplishment of business goals in both annual operating performance and stockholder value can produce significant individual rewards. Failure to attain business goals will have a negative effect on rewards.

  In addition to variations attributable to individual and Company performance against business goals and Company performance in equity markets, executive total compensation is influenced directly by competitive considerations. Base salaries of executives are targeted at a competitive market median on a job-by-job basis with individual variations explained by differences in experience, skills and sustained performance. Annual incentive compensation and long-term incentive stock compensation vary with individual job level, scope and overall influence on Company business results.

  Normalized for these individual variations, annual total cash compensation-- the sum of base salary and annual incentive compensation--will be lower than the competitive market median in years of below target performance, and above the competitive market median in years in which performance exceeds target.

DEDUCTIBILITY OF COMPENSATION

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to the Named Executive Officers. Qualifying performance-based compensation is not subject to the deduction limit.

  In 1995 and 1996, stockholders approved amendments to the Company's 1993 Long-Term Incentive Stock Plan, as amended (the "1993 Stock Plan"), to meet the performance-based criteria of Section 162(m). All awards to date under the 1993 Stock Plan, except the November 1993 award of restricted performance stock rights ("RPSRs") to other than the CEO and 13,000 restricted stock rights ("RSRs"), meet these criteria. Therefore, the loss of any deduction associated with compensation under the 1993 Stock Plan should not be material.

  The 1973 Incentive Plan is also subject to Section 162(m) of the Code. The CEO elected to defer 1996, 1997 and 1998 cash compensation to the extent that it would cause the loss of a deduction under Section 162(m). Loss of a tax deduction for 1997 attributable to cash compensation of other officers should not be material.

MEASURING COMPANY PERFORMANCE

  Consistent with the Company's business plan, management in each organizational element has an Annual Operating Plan containing Financial and Supplemental Goals based on defined performance measures and numerical weights.

  . Financial Goals focus on operating earnings, cash flow and stockholder value metrics.

  . Supplemental Goals focus on such factors as new product development, new business initiatives, productivity, quality improvement, workplace diversity, management development and environmental management.

  These goals are communicated within each organizational element, resulting in the formation of individual performance goals specific to each salaried employee. Documented and approved in accordance with the Company's Performance Management Process, accomplishments against individual goals are evaluated at year-end.

  For the executive officers, three weighted Performance Measurement Factors are used to determine annual incentive compensation. For 1997, these factors and their relative weightings were:

  1. Pre-tax return on 3-year average stockholder equity--weighted 30%;

  2. Value creation as measured by Warranted Equity Value (a measure of stockholder value)--weighted 50%;

  3. Supplemental Goals such as delineated above--weighted 20%.

  Factors (1) and (2) above have specific numerical thresholds approved by the Committee, below which no credit is earned.

  Annually, the Committee reviews, approves and--at its discretion--modifies the CEO's written proposal of goals and numerical values for each Performance Measurement Factor. Performance highlights against 1997 goals can be found below in 1997 Chief Executive Officer Compensation.

DETERMINING COMPETITIVE COMPENSATION

  In determining base salaries and incentive compensation for the Named Executive Officers, sources of competitive compensation information are independent surveys of industry peer companies. Peer companies include:

  . Companies comprising the aerospace and defense group depicted in the performance graph in the Shareowner Return Performance Presentation following this Report;

  .  Other companies designated by the Committee.

  Hewitt Associates is the Company's primary source of executive compensation surveys, which include the Management Compensation Services Project 777 Survey, the Summit Survey of Aerospace Companies and a periodic custom survey of aerospace and defense companies selected by the Committee.

  Competitive award guidelines contained in the Company's Long-Term Incentive Stock Plan Guide to Administration have been established by the Committee with the assistance of Frederic W. Cook, Inc., an independent compensation consulting firm.

ESTABLISHING EXECUTIVE COMPENSATION--A MANAGEMENT PROCESS

  The Company's executive officer compensation program includes the following linked plans:

  .  Base Salary

  .  Annual Incentive Compensation

  .  Long-Term Incentive Compensation

 Base Salary

  Annually, the Committee reviews, and accepts or modifies as it deems appropriate, base salary recommendations submitted by the CEO for the Company's executive officers (other than the CEO). This salary plan is based on independent market surveys of compensation and evaluation of past performance and expected future contributions of the individual executives.

  Separately, the Committee reviews the base salary of the CEO, considering competitive compensation data and the Committee's assessment of past performance and its expectation of future contributions. The Board (absent all employee-directors) then approves or modifies the Committee's recommendations for the senior executives and the CEO.

  The CEO is paid a base salary at approximately the competitive market median, measured by independent compensation surveys of the aerospace and defense industry. From sources of competitive compensation information, the Committee has determined that the average base salary paid by the Company to the senior executive group, on average, does not exceed the competitive market median.

 Annual Incentive Compensation

  Executive officers are eligible for incentive compensation annually under the Company's stockholder-approved 1973 Incentive Plan. No awards, however, may be earned or paid for years in which the pre-tax return on 3-year average stockholder equity is not at least 10%, or in which no dividend is declared on common stock. The aggregate amount of awards payable may not exceed 3% of the pre-tax adjusted gross margin for that year.

  In years in which incentive compensation awards are payable, the Committee decides individual awards for the executive officers following its consideration of the CEO's report of overall corporate performance against the Performance Measurement Factors delineated above. Annual incentive awards for executive officers are the product of individual base salary, target bonus percentage based on position, Unit Performance Factor and an individual performance score between 0.00 and 1.50, termed Individual Performance Factor. The Unit Performance Factor represents the Committee's assessment of overall Company performance as a single numerical value between 0.00 and 2.00.

  To accompany his performance report, the CEO submits recommendations to the Committee for individual incentive awards for the executive officers, except the CEO, which reflect their contributions to the accomplishment of annual goals and the Company's long-term business plan. Separately, the Committee considers an incentive compensation award for the CEO based on its assessment of his recent-year performance. The Board (absent all employee-directors) then approves or modifies the Committee's recommendations for the executive officers and the CEO.

 Long-Term Incentive Compensation

  Annually, the Committee considers granting executive officers awards under the current stockholder-approved 1993 Stock Plan.

  The 1993 Stock Plan provides the flexibility to grant awards spanning a number of years in a variety of forms, including stock options, RSRs and RPSRs. The purpose of this form of compensation is to establish long-term performance horizons for 1993 Stock Plan participants. By promoting ownership of the Common Stock, the 1993 Stock Plan creates stockholder-managers interested in the sustained growth and prosperity of the Company.

  The performance variable governing the future payments and the ultimate value of RPSRs is linked to Company total stockholder return compared to that of companies charted in the Industry Peer Group performance graph depicted in the Shareowner Return Performance Presentation that follows this Report.

  As a result of the February 26, 1998 vote by the Company's stockholders to approve an Agreement and Plan of Merger (the "Merger Agreement") with Lockheed Martin, all stock awards under the 1993 Stock Plan and the 1987 Long-Term Incentive Plan, as amended (the "1987 Stock Plan"), automatically vested. In light of the U.S. Government's decision to challenge the Lockheed Martin merger (the "Merger") on antitrust grounds, the Compensation Committee concluded that it was in the Company's best interests to adopt a program to preserve the incentive and employee-retention benefits of such stock awards. Accordingly, the Compensation Committee proposed, and the Board of Directors adopted, a voluntary program under which executive officers and key employees would be encouraged to place their shares (net of tax withholding calculated at 50% of the value of the shares as of the February 26, 1998 vote) into escrow until the earlier of (i) March 1, 2000; (ii) an actual Change in Control of the Company; or (iii) the executive officer's death, qualifying Retirement (as defined therein), disability or termination by the Company other than for Cause. See Executive Compensation--Change In Control Arrangements--1998 Restricted Stock Rights Plan.

1997 CHIEF EXECUTIVE OFFICER COMPENSATION

  In evaluating the performance of the CEO and establishing his annual incentive compensation, the Committee reviewed the overall performance of the Company and Mr. Kresa's individual contributions. The Committee noted that overall performance exceeded targets for the Company's three Performance Measurement Factors and gave special recognition to the following 1997 accomplishments realized under Mr. Kresa's leadership:

  . The Company's financial performance, including record sales, net income, debt reduction, and growth of warranted equity value, exceeded established targets.

  . The Company strengthened its position as a key supplier of information technology through the successful acquisition of the Logicon
     Corporation.

  . New business acquisition goals were exceeded in the areas of commercial aircraft doors and nacelle products, C-17 aircraft, tactical aircraft, B-2 upgrades and support, space structures, combat electronics, airspace management systems, surveillance sensors and airborne early warning systems.

  . Across the Company, measured customer satisfaction continued at already high levels established the previous year.

  . Research and development contract acquisitions significantly exceeded the annual operating plan targets, thereby providing critical leverage for future business opportunities.

  . The continuing successful performance of the Company led to execution of the Merger Agreement, pursuant to which Northrop Grumman has agreed, subject to receipt of applicable regulatory approvals, to merge with a wholly-owned subsidiary of Lockheed Martin. The Merger Agreement contains terms providing for the best interest of the Northrop Grumman stockholders.

             THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

                        RICHARD J. STEGEMEIER, CHAIRMAN
                                JACK R. BORSTING
                               JOHN T. CHAIN, JR.
                                  JACK EDWARDS
                                 JOHN E. ROBSON

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

  The line graph below compares the relative change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P Composite-500 Stock Index, and an industry peer group index (the "Industry Peer Group") comprised of The Boeing Company, General Dynamics Corporation, Lockheed Martin, Raytheon Company and United Technologies Corporation.

                    COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG NORTHROP GRUMMAN CORP.,
                      S&P 500 INDEX AND PEER GROUP INDEX

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period                                          S&P
(Fiscal Year Covered)        NORTHROP       PEER GROUP   500 INDEX
-------------------          ----------     ----------   ---------
1992                         $100           $100         $100
1993                         $115           $129         $110
1994                         $134           $135         $112
1995                         $210           $214         $153
1996                         $278           $272         $189
1997                         $394           $289         $252

ASSUMES $100 INVESTED AT THE BEGINNING OF THE PERIOD IN THE COMMON STOCK, S&P COMPOSITE-500 STOCK INDEX AND INDUSTRY PEER GROUP.

* TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS.

                            EXECUTIVE COMPENSATION

  The table below shows the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1997, 1996 and 1995 of the Named Executive Officers at December 31, 1997:

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM COMPENSATION
                                                     -----------------------------------
                               ANNUAL COMPENSATION           AWARDS            PAYOUTS
                              ---------------------- ------------------------ ----------
                                                        OTHER      RESTRICTED SECURITIES
       NAME AND                                         ANNUAL       STOCK    UNDERLYING                ALL OTHER
       PRINCIPAL                                     COMPENSATION   AWARD(S)   OPTIONS/      LTIP      COMPENSATION
       POSITION          YEAR SALARY($)(5) BONUS($)      ($)         ($)(1)    SARS(#)   PAYOUTS($)(2)    ($)(3)
       ---------         ---- ------------ --------- ------------  ---------- ---------- ------------- ------------
Kent Kresa(4)..........  1997   889,167    1,711,125   66,308(6)                                          6,400
 Chairman of the Board,  1996   835,000    1,200,000   58,544(7)                45,000                    6,339
 President and Chief     1995   730,000    1,000,000                            42,000      480,000       5,625
 Executive Officer
Richard B. Waugh, Jr...  1997   370,833      530,000                                                      6,400
 Corporate Vice          1996   338,333      345,000                            13,000                    6,000
 President
 and Chief Financial     1995   275,000      350,000                            10,000      148,400       6,000
 Officer
Richard R. Molleur.....  1997   334,167      490,000                                                      6,000
 Corporate Vice          1996   302,500      275,500                            11,000                    5,625
 President
 and General Counsel     1995   288,333      330,000                            10,000      153,700       6,000
James G. Roche.........  1997   358,333      450,000                                                      6,400
 Corporate Vice          1996   310,417      320,000    674,384(8)  315,625     12,500                    6,000
 President
 and General Manager,    1995   243,333      330,000                            10,000      116,870       6,000
 Electronic Sensors and
 Systems Divisions
Ralph D. Crosby, Jr. ..  1997   316,666      385,000                                                      6,400
 Corporate Vice          1996   280,000      295,000                189,375     12,500                    6,000
 President
 and General Manager,    1995   235,000      300,000                            10,000      127,200       6,000
 Commercial Aircraft
 Division

--------
(1) RSRs generally provide for the issuance of unrestricted Common Stock in yearly increments equal to 20% of the total grant, commencing within one year of the grant date. The entire RSR grant is therefore issued within five (5) years from the date of grant. Restricted shares or rights held by Named Executive Officers, valued at December 31, 1997, were: K. Kresa, 3,750 shares at $431,250; J. Roche, 4,000 shares at $460,000; and R.
    Crosby, 2,400 shares at $276,000. Upon the Merger Vote (as defined on page 17 below), (a) all Stock Options (as defined below) under the Stock Plans (as defined below) vested and became fully exercisable; (b) the RPSRs under the Stock Plans vested and became payable in shares of Common Stock, which payment is calculated based upon attainment of certain stock price performance targets; and (c) the RSRs and restricted award shares ("RASs") under the Stock Plans vested and became distributable.
(2) Awards granted pursuant to the Transition Project Incentive Plan the performance period for which ended December 31, 1995.
(3) "All Other Compensation" consists of Company contributions to the Northrop Grumman Savings and Investment Plan for the Named Executive Officers.
(4) Annual Compensation in excess of $1,000,000 attributable to 1997 that would be disallowed for tax deduction under Section 162(m) of the Code will be deferred in accordance with the Company's Executive Deferred Compensation Plan, which provides for interest on the deferred amount and payment in installments or lump sum at the election of the participant.
(5) The amounts listed in this column do not include amounts paid for vacation hours accrued but not used for the following individuals in the following years: Mr. Waugh: $10,096 in 1997 and $30,078 in 1996; Mr. Molleur: $4,692
    in 1997, $5,865 in 1996 and $22,697 in 1995; Mr. Roche: $19,903 in 1997,
    $33,497 in 1996 and $14,135 in 1995; and Mr. Crosby: $3,692 in 1997 and
    $1,615 in 1996.
(6) Amount includes $19,872 for car allowance.
(7) Amount includes $14,953 for premium amounts paid on behalf of Mr. Kresa for life, accidental death and dismemberment, medical, dental and long-term disability insurance.
(8) Amount includes $352,172 in relocation expenses incurred by Dr. Roche in his transfer to the Electronics Sensors and Systems Division and $291,387 constituting reimbursement for payment of taxes related to those expenses.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                                 VALUE OF
                                                                                               UNEXERCISED
                                                                        NUMBER OF              IN THE MONEY
                                                                  SECURITIES UNDERLYING         OPTIONS AT
                                                                  UNEXERCISED OPTIONS AT        FY END($)
                          SHARES ACQUIRED ON                            FY END(#)              EXERCISABLE/
NAME                         EXERCISE (#)    VALUE REALIZED ($) EXERCISABLE/UNEXERCISABLE*   UNEXERCISABLE(1)
----                      ------------------ ------------------ -------------------------- --------------------
Kent Kresa..............           0                  0              556,300/105,100       52,593,650/5,501,050
Richard B. Waugh, Jr. ..           0                  0                30,900/29,500        2,521,675/1,553,250
Richard R. Molleur......           0                  0                44,000/26,000        3,692,500/1,372,625
James G. Roche..........           0                  0                22,200/27,500        1,739,275/1,424,375
Ralph D. Crosby, Jr. ...           0                  0                16,830/25,850        1,331,710/1,293,612

--------
(1) Based on the market value at December 31, 1997 of $115.
* By virtue of the Merger Vote (as defined below), all Stock Options (as defined below) under the 1993 Stock Plan and 1987 Stock Plan vested and became fully exercisable.

PENSION PLANS

  For purposes of illustration, the following table shows the amount of annual retirement benefits that would be accrued at age 65 under the Northrop Grumman Pension Plan (the "Pension Plan"), as supplemented by the Northrop Corporation ERISA Supplemental Plan I ("ERISA 1") and the ERISA Supplemental Program 2 ("ERISA 2") (collectively, the "Supplemental Retirement Plans").

ANNUAL
AVERAGE
COMPENSATION
(HIGHEST                         YEARS OF BENEFIT SERVICE
3 YEARS OUT   --------------------------------------------------------------
OF LAST 10)      5        10       15       20       25       30       35
------------  -------- -------- -------- -------- -------- -------- --------
$  100,000    $  8,300 $ 16,700 $ 25,000 $ 33,300 $ 41,700 $ 50,000 $ 50,000
   150,000      12,500   25,000   37,500   50,000   62,500   75,000   75,000
   200,000      16,700   33,300   50,000   66,700   83,300  100,000  100,000
   250,000      20,800   41,700   62,500   83,300  104,200  125,000  125,000
   300,000      25,000   50,000   75,000  100,000  125,000  150,000  150,000
   400,000      33,300   66,700  100,000  133,300  166,700  200,000  200,000
   500,000      41,700   83,300  125,000  166,700  208,300  250,000  250,000
   600,000      50,000  100,000  150,000  200,000  250,000  300,000  300,000
 1,000,000      83,300  166,700  250,000  333,300  416,700  500,000  500,000
 1,400,000     116,700  233,300  350,000  466,700  583,300  700,000  700,000
 1,800,000     150,000  300,000  450,000  600,000  750,000  900,000  900,000

  Compensation covered by the plans for executive officers is substantially equivalent to salary and bonuses as reflected in the Summary Compensation Table. Benefit Service earned after January 1, 1995 in excess of 30 years will not be taken into account for accrual of retirement benefits. Benefits payable under the Supplemental Retirement Plans have been secured through the establishment of two grantor trusts. The credited years of service under the Pension Plan and Supplemental Retirement Plans of the five individuals named in the Summary Compensation Table are as follows: Mr. Kresa, 23 years; Mr. Waugh, 19 years; Mr. Molleur, 7 years; Dr. Roche, 14 years; and Mr. Crosby, 17 years. Benefits are calculated on a straight life annuity basis at selected compensation levels and years of service reflected in the table above. The listed benefit amounts are not subject to any reduction for Social Security benefits or other offset amounts.

  The Company maintains a Supplemental Retirement Income Program for Senior Executives ("SRI"), under which certain employees are designated by the Board of Directors to receive benefits in lieu of benefits otherwise payable under the Pension Plan and the Supplemental Retirement Plans. The amount of the supplemental benefit under the SRI is equal to the greater of (1) the participant's benefit under the Pension Plan, calculated without regard to the limits imposed under Sections 415 and 401(a)(17) of the Code, or (2) a fixed percentage of the participant's final average salary (which term includes bonus and is based on the highest 3 years out of the last 5) equal to 30% at age 55, increasing 4% for each year up to and including age 60, and increasing 2% for each year beyond age 60 to 65, in each case offset by the benefit allowable under the Pension Plan. Mr. Kresa, who is eligible to receive an annual benefit (estimated to be $1,566,675 payable at age 65, assuming continued employment and based upon estimated levels of final average salary) under SRI, is the only Named Executive Officer currently participating in the SRI. SRI eligibility, in addition to designation by the Board of Directors, requires the attainment of age 55 and 10 years of vesting service. The vesting service requirement may be waived by the CEO.

  On July 2, 1997, the Northrop Grumman Board adopted the Northrop Grumman Executive Retirement Plan (the "SERP"), which had been under consideration since 1995. The SERP is applicable to elected officers who report directly to the CEO (which group currently consists of ten of the fourteen elected executive officers of Northrop Grumman). The SERP provides to each participant a pension accrual of 1.667% of final average pay for each year or portion thereof that the participant has served as an elected officer reporting to the CEO. This provides a pension accrual to the elected officer for the period that he has served as such, in addition to regular pension benefits payable from Northrop Grumman's tax qualified and supplemental retirement plans on the basis of all creditable years of service. Assuming that the current group of SERP participants were to retire from Northrop Grumman as of March 31, 1998 (or, in the case of Richard B. Waugh, Jr., were to terminate employment as of March 31, 1998 and commence benefits as of September 1, 1998, the earliest date at which benefits could commence) and elected a fifty percent joint and survivor retirement annuity, the amount of annual retirement benefits for the named executive officers would consist of the following approximate amounts:
Richard B. Waugh, Jr. ($27,963, starting September 1, 1998); Richard R. Molleur ($70,995); James G. Roche ($48,937); and Ralph D. Crosby, Jr. ($16,012 starting October 1, 2002). In addition, if the other six elected executive officers who participate in the SERP were to retire as of March 31, 1998 or were to terminate employment March 31, 1998 and commence benefits at their earliest retirement date, and elected a fifty percent joint and survivor retirement annuity, the highest amount of annual retirement benefits from the SERP for such other six elected executive officers, in the aggregate, would be $169,656.

CHANGE IN CONTROL ARRANGEMENTS

  Special Agreements. In August 1996, the Company entered into special severance agreements (the "Special Agreements") with its executive officers, including Messrs. Kresa, Waugh, Molleur, Roche and Crosby. The purpose of the Special Agreements is to encourage these key executives to continue to carry out their duties in the event of the possibility of a change in control of the Company.

  Under the Special Agreements, a "Change in Control," inter alia, is deemed to occur when the stockholders approve a merger of the Company and the Company is not the surviving corporation or the Company's stockholders do not own more than 75% of the voting stock of the surviving corporation. The February 26, 1998 vote in favor of the Merger (the "Merger Vote") constituted a "Change in Control" for purposes of the Special Agreements.

  Although the Merger Vote constituted a "Change in Control" under the Special Agreements, executives are generally entitled to certain benefits under the Special Agreements only upon termination of the executive's employment by Northrop Grumman for any reason other than "Cause" (as defined below) or by the executive for "Good Reason" (as defined below) within two years following a "Change in Control." Severance benefits consist of : (1) an amount equal to three times the executive's highest annual base salary in effect at any time up to and including the effective date of termination; (ii) an amount equal to three times the greater of (a) the executive's average annual bonus for the three full fiscal years prior to the effective date of termination, or (b) the executive's target annual bonus established for the bonus plan year during which the executive's termination occurs; (iii) an amount equal to the executive's unpaid base salary and accrued vacation pay through the effective date of termination, together with a pro rata portion of the executive's target bonus for the bonus plan year during which termination occurs; (iv) continuation for thirty-six months following the effective date of termination of all benefits pursuant to all welfare benefit plans under which the executive or his family is eligible to receive benefits as of the effective date of the "Change in Control," and further continuation of medical benefits for the lives of the executive and spouse;
(v) a lump sum cash payment representing the present value of benefits accrued under Northrop Grumman's qualified defined benefit pension plan and supplemental retirement plans (calculated as though the executive's employment had continued for three years) offset by the actuarial present value equivalent of benefits payable to the executive from Northrop Grumman's qualified defined benefit pension plan accrued through the effective date of termination; and (vi) a lump sum cash payment equal to the entire balance of the executive's deferred compensation, if any, together with any interest thereon. The Special Agreements define "Good Reason" to include the assignment of the executive to duties materially inconsistent with the executive's authorities, duties, responsibilities and status (including titles and reporting requirements) as an officer of Northrop Grumman; a reduction of the executive's base salary as in effect on the date of the agreement; a significant reduction of the executive's aggregate incentive opportunities under the Northrop Grumman short and/or long term incentive programs as such opportunities exist on the date of the agreement or as increased thereafter; the failure to maintain the executive's relative level of coverage and accruals under the Northrop Grumman employee benefit and/or retirement plans, policies, practices or arrangements in which the executive participates as of the date of the agreement; the failure of Northrop Grumman to obtain a satisfactory agreement from any successor to assume and agree to perform Northrop Grumman obligations under the agreement; and any purported termination of the executive's employment with Northrop Grumman that is not effected pursuant to the procedures set forth in the agreement. "Cause" is defined in the Special Agreements as (i) the executive's conviction for fraud, embezzlement, theft or another felony, or (ii) the willful engaging by the executive in gross misconduct materially and demonstrably injurious to Northrop Grumman, provided that no act or failure to act on the executive's part can be considered willful unless done or omitted to be done by that executive not in good faith and without reasonable belief that the act or omission was in the best interest of Northrop Grumman. The Special Agreements also provide that if, following a "Change in Control," excise taxes under
Section 4999 of the Code, apply to payments made under the Special Agreements or other plans or agreements, the executive will be entitled to receive an additional payment (net of income, Medicare and excise taxes) to compensate the executive for any excise tax imposed.

  Long-Term Incentive Stock Plans. The 1993 Stock Plan and the 1987 Stock Plan (collectively, the "Stock Plans"), permit grants to selected employees of the Company consisting of stock options ("Stock Options"), RPSRs, RSRs and RASs. A Stock Option granted under the Stock Plans is a right to purchase a number of shares of Common Stock for a specified period of time at a price per share not less than the fair market value on the date of grant. An RPSR is a right to receive a number of shares of Common Stock on a specified future date conditioned upon continued employment and Northrop Grumman's achievement of specified performance in relation to a list of peer companies. RSRs are the right to receive a specified number of shares of Common Stock contingent upon continued employment with the Company and other terms set forth in the Stock Plans. RASs are restricted shares of Common Stock granted under the 1987 Stock Plan.

  Under the Stock Plans, a "Change in Control" has the same definition as used in the Special Agreements. Consequently, the Merger Vote constituted a "Change in Control" for purposes of the Stock Plans, and, upon the Merger Vote, (a) all Stock Options under the Stock Plans vested and became fully exercisable;
(b) the RPSRs under the Stock Plans vested and became payable in shares of Common Stock, which payment is calculated based upon attainment of certain stock price performance targets; and (c) the RSRs and RASs under the Stock Plans vested and became distributable.

  1998 Restricted Stock Rights Plan. In response to the acceleration of RPSR, RSR and RAS stock awards under the Stock Plans caused by the Merger Vote, the uncertainty created by the Government's decision to challenge the Merger on antitrust grounds and the Company's agreement to defer the closing of the Merger pending resolution of the Government's antitrust challenge, the Compensation Committee and the Board of Directors of the Company concluded that it was in the Company's best interests to adopt a program to preserve the incentive and employee-retention benefits of such stock awards. The Compensation Committee and the Board of Directors also concluded that a program pursuant to which the shares of Common Stock issuable pursuant to such stock awards ("Shares") were placed into escrow for a period of time would have the effect of creating an incentive for such persons to remain with the Company and to create additional value in the Company in other ways in the event that the Merger is not consummated. Accordingly, on March 24, 1998, the Board of Directors adopted the 1998 Restricted Stock Rights Plan and related Ownership Retention Agreements (the "1998 Plan"). All executive officers of the Company (including the Named Executive Officers) have voluntarily agreed to participate in the 1998 Plan and have placed their Shares (net of tax withholding as described below) into escrow until the earlier of (i) March 1, 2000, (ii) a "Change in Control" (which includes consummation of the Merger) or (iii) the executive officer's death, qualifying Retirement (as defined therein) prior to March 1, 1999, disability or termination by the Company other than for Cause. They have also agreed to forfeit their Shares if they voluntarily leave the Company other than for Good Reason (which has the same definition as in the Special Agreements) or if they are terminated for Cause. Pursuant to the 1998 Plan, applicable tax owed with respect to receipt of the Shares is deemed to equal the value of the remaining 50% of vested Shares as of the vesting date (February 26, 1998), with any amount in excess of the amount the executive officers previously instructed the Company to withhold for taxes paid to the executive officer in cash.

  The 1998 Plan also applies to the vested Shares received by Northrop Grumman key employees other than executive officers, with the addition that, if such key employee voluntarily places 50% of his or her Shares into escrow, any such key employee also will receive an award of additional shares ("Additional Shares") of Common Stock if the Merger has not been consummated on or prior to July 1, 1998, and on the same restrictions and limitations described in the previous paragraph. The awards made to key employees will consist of a restricted stock right (the "Right") to receive, subject to the terms and conditions of the 1998 Plan, a number of Additional Shares equal to 14.5% of the total number of his or her Shares. Not more than 102,992 Additional Shares are subject to issuance under the 1998 Plan.

  Of the 710,963 Shares issued to the Company's executive officers and key employees, as of April 22, 1998, 524,546 Shares (approximately 74%) have been placed into escrow.

  The Compensation Committee of the Board is responsible for administering the 1998 Plan, and shall have full and exclusive power to interpret the 1998 Plan and to adopt such rules, regulations and guidelines for carrying out the 1998 Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of the 1998 Plan.

  The 1998 Plan will terminate on March 24, 2000, unless previously terminated by the Board of Directors of the Company.

CERTAIN TRANSACTIONS

  Ms. Peters is a partner of the law firm of Gibson, Dunn & Crutcher. Another partner of Gibson, Dunn & Crutcher is a consultant for the Company, providing analysis and advice with respect to pending and proposed legislation. The firm also provided legal counsel in connection with various corporate matters.

  Mr. Lutz is the Vice Chairman of Chrysler Corporation ("Chrysler"). Mr. Kresa is a director of Chrysler. In December 1996, Chrysler awarded the Company's Electronics Sensors and Systems Division facility in Puerto Rico a contract for power trains for Chrysler's electric vehicle program. The total amount paid by Chrysler to the Company in 1997 under this contract was $19,916,149.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. The SEC requires officers, directors and greater than ten percent beneficial owners to furnish the Company with copies of all Forms 3, 4 and 5 they file.

  The Company believes that its officers, directors and greater than ten percent beneficial owners complied with all of their applicable filing requirements for 1997 transactions. This is based on the Company's review of copies of Forms 3, 4 and 5 it has received and written representations from certain reporting persons that they were not required to file a Form 5.

               PROPOSAL TWO: APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors recommends that the stockholders ratify the Board's appointment of Deloitte & Touche LLP as the Company's independent auditors for 1998. Deloitte & Touche LLP served the Company as its independent auditors for 1997. Should the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Board of Directors will consider this an indication to select other auditors for the following year.

  A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will be available to answer appropriate questions from stockholders.

VOTE REQUIRED

  The affirmative vote of a majority of the shares of Common Stock voting at the annual meeting (with each share entitled to one vote), is required for approval of this proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

                     PROPOSAL THREE: STOCKHOLDER PROPOSAL

  The proponent of a stockholder proposal has stated that the proponent intends to present a proposal at the Annual Meeting. The name, address and number of shares held by the proponent will be furnished by the Company upon request to the Corporate Secretary. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

PROPOSAL

  "Whereas the proponents of this resolution believe that the Board of Northrop Grumman should establish criteria to guide management in their defense contract bidding and implementation activities;

  Whereas we believe that economic decision making has both an ethical and financial component;

  Whereas we believe our Company's ethical responsibilities include analyzing the effects of its decisions with respect to employees, communities, and nations;

  Whereas we believe decisions to develop and produce weapons can have grave consequences to the lives and/or freedoms of people worldwide if the Company has not considered its ethical responsibilities ahead of time; therefore be it

  Resolved that the shareholders request the Board of Directors to establish a committee to research this issue and to develop criteria for bidding, acceptance, and implementation of military contracts and to report the results of its study to shareholders at its 1999 annual meeting. Proprietary information may be omitted and the cost limited to a reasonable amount."

STOCKHOLDER SUPPORTING STATEMENT

  "The proponents of this resolution believe that all human beings are called to seek justice and peace. An ethic of stewardship of the earth must include respect for humanity and for creation. Because we believe that corporate social responsibility in a successful free enterprise system demands ethical reflection and action upon activities that are socially useful as well as economically profitable, we recommend that the Board study include the following subjects:

  .  Arms sales to governments that repress their citizens.

  . The connection between arms sales and geographical or political instability.

  . Lobbying and marketing activities, both in the United States and abroad, including costs.

  . Sales of weapons, parts, technology, and components convertible to military use to foreign governments.

  .  Transfer of technology, including co-production agreements.

  The criteria proposed by the committee should include guidance for Company management regarding these subjects.

  A YES vote recommends that the Board consider the above-listed criteria in a study of our Company's military sales and production activities."

BOARD OF DIRECTORS' RESPONSE

  Northrop Grumman sells military equipment and services only in compliance with stringent United States regulations that control where products can be sold overseas and what products may be exported. Further, a report on procedures used to negotiate sales would be disadvantageous to the Company and contrary to national security interests through the revelation of proprietary business information, the disclosure of which would not be in the best interest of the Company and its stockholders.

  THE BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

                      PROPOSAL FOUR: STOCKHOLDER PROPOSAL

  The proponent of a stockholder proposal has stated that the proponent intends to present a proposal at the Annual Meeting. The name, address and number of shares held by the proponent will be furnished by the Company upon request to the Corporate Secretary. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

PROPOSAL

  "Resolved: Limit golden parachutes for executives of Northrop Grumman and successor company(s) paid in 1998 and future years, and/or deferred to future years for any position exceeding $100,000 total annual pay and benefits. The limit is 10-times average employee lay-off severance and applies to successor company(s), requiring a majority shareholder vote as a stand-alone issue to change.

  The purpose of this resolution is to give shareholders assurance that the Lockheed buy-out is a good value for shareholders and not adopted mainly because of golden parachutes for top management. The Los Angeles Times reported a $50 million golden parachute for the Northrop Chief Executive Officer.

  Northrop management is already well compensated:

  . The Northrop Chief Executive Officer has more than $36 Million ($36,764,550) in unexercised stock options.

     Internet--http://www.paywatch.org

  On the other side, Northrop expects to make a "hefty" $130 Million ($130,000,000) profit on Northrop employee pensions in 1997, according to Value Line, October 3, 1997.

  The Lockheed sell-out is a business risk for major Northrop profit and employment centers. Northrop risks losing highly profitable contracts as a major supplier to its future sole rival--Boeing.

  Northrop is a major Boeing-supplier on enormous programs:

   . Boeing 747 jumbo-airliner          $100 Billion ($100,000,000,000) program
   . Boeing C-17 jumbo cargo-plane      $50 Billion ($50,000,000,000) program
   . Boeing F/A-18 fighter aircraft     $25 Billion ($25,000,000,000) program

  Meanwhile, Lockheed gets a massive Pentagon bail-out for closing Northrop plants--with negative impact on Northrop shareholder-employees.

  "If employees, bankers, suppliers and management sense you've taken care of yourself--but are asking them to sacrifice--you won't save the company."

    Gerald Greenwald               CEO United Airlines
    Investor's Business Daily      August 27, 1997

  Boeing traditionally limits contracts with its competitors and their affiliates. Boeing would thus have a greater incentive to transfer Northrop work overseas (to get critical foreign airline orders) and/or eventually transfer Northrop work back to Boeing factories.

  Also, Lockheed would arguably limit sales efforts on the Northrop-Boeing F/A-18 (40%--built by Northrop) when Lockheed can sell its competing Lockheed F-16 (100%--built by Lockheed).

  Shareholders need guarantees that golden parachutes are not the motive for Northrop management to agree to:

  .  A Lockheed buy-out in the first place or

  . Secondly to favor buy-out terms more advantageous to the acquiring company, Lockheed.

  Buy-outs need thorough management scrutiny to avoid the disasters of the past.

  The New York Times said researchers determined that many big buy-outs failed to deliver their projected benefits. For example, AT&T's acquisition of NCR, Matsushita's acquisition of Columbia Pictures and General Motors' deal for Nation Car Rental System.

  Northrop's adamant resistance to a buy-out, followed by its quick reversal-- argues that a $50 million Northrop golden parachute had significant impact.

  It will improve the credibility of Northrop Grumman management's advocacy of the merger and its conditions, if management will agree to a golden parachute limit of 10-times the average severance pay to laid-off Northrop employees.

  LIMIT MANAGEMENT GOLDEN PARACHUTES TO 10-TIMES AVERAGE EMPLOYEE LAY-OFF SEVERANCE

  Vote YES on 4

--End of Resolution--"

BOARD OF DIRECTORS' RESPONSE

  Legal counsel in Delaware, Northrop Grumman's state of incorporation, has advised the Company that, if this stockholder proposal were construed to be mandatory, it would not be a proper subject for action by stockholders under Delaware law. Therefore, the Board construes this proposal solely as a recommendation either that the Company breach its severance agreements with its executive and other key employees or that it adhere to certain limitations on the future adoption or implementation of such arrangements.

  The Board has been advised that under Delaware law it is the function of the Board in the exercise of its business judgment to determine whether any such recommendation, if adopted by the stockholders, should be put into practice or implemented as Company policy. The Board believes that its severance arrangements are valid, binding contracts and that the executive officers and other key employees parties to them are entitled to the benefits thereunder. Based upon the information available, the Board believes there is no basis to abrogate these agreements and it does not intend to breach its lawful commitments.

  The Board also believes that limitations on severance arrangements recommended by the proponent of this resolution would severely compromise the Company's ability to attract and retain competent and experienced individuals necessary for the continued growth and success of the Company. Accordingly, the Board believes that such limitations would not be in the best interests of the Company and its stockholders.

  The Board also believes that the proponent's supporting statement contains many factual inaccuracies, including inaccuracies with respect to unexercised Stock Options, employee pension matters and existing severance arrangements, business risks and customer relationships.

  The Northrop Grumman Board of Directors unanimously approved the Merger because it believed that it is in the best interests of Northrop Grumman and its stockholders, and not because of any existing severance arrangements. The Board continues to believe that Northrop Grumman stockholders will benefit from participation in the economic growth of a combined Northrop Grumman and Lockheed Martin, and from the inherent increase in economies of scale, product and market diversification and increased financial flexibility and strength of the combined company. The Board notes that, as of March 6, 1998, the last trading day prior to the announcement that the Government was "fundamentally opposed" to the Merger, based on the exchange ratio provided for in the Merger Agreement, the Merger would have resulted in each Northrop Grumman stockholder receiving approximately $137, in the form of Lockheed Martin common stock, for each share of Common Stock, based on the last reported sales price of Lockheed Martin common stock as reported on the NYSE Composite Transactions Tape on March 6, 1998. This represented a premium of approximately 50% over the last reported sales price of Common Stock on the NYSE on July 2, 1997, the last trading day prior to execution of the Merger Agreement. While there can be no assurance of the value that stockholders will realize if and when the Merger is consummated, the Board believes that the foregoing data is indicative of the stockholder value that would be created by the successful consummation of the Merger.

  THE BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

                                 MISCELLANEOUS

VOTING ON OTHER MATTERS

  Management is not aware of any other matters that will be presented for action at the Annual Meeting other than proposals of stockholders that have been omitted from this proxy statement in accordance with rules of the Securities and Exchange Commission which may be sought to be presented. The Company's By-Laws outline procedures, including minimum notice provisions, for stockholder nomination of directors and submission of other stockholder business to be brought before the Annual Meeting. A copy of the pertinent By-Law provisions is available on request to the Office of the Corporate Secretary, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067. If any such stockholder proposals or other matters properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons authorized to vote them.

PROPOSAL OF STOCKHOLDERS

  Copies of proposals which stockholders of the Company wish to be included in the Company's proxy statement relating to its Annual Meeting to be held in 1999 must be received by the Company no later than February 3, 1999.

  Copies of such proposals should be sent to the Corporate Secretary, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067.

COST OF SOLICITING PROXIES

  The cost of soliciting proxies in the accompanying form will be paid by the Company. In addition to solicitation by mail, arrangements will, where appropriate, be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. The Company will, upon request, reimburse them for reasonable expenses incurred. The Company has retained Georgeson & Company Inc. of New York at an estimated fee of $12,000 plus reasonable disbursements. Officers, directors and regular employees of the Company may request the return of proxies personally, by means of materials prepared for stockholders and employee-stockholders or by telephone or telegram to the extent deemed appropriate by the Board of Directors. No additional compensation will be paid to such individuals for this activity. The extent to which this solicitation will be necessary will depend upon how promptly proxies are received; therefore, stockholders are urged to return their proxies without delay.

                                          /s/ John H. Mullan

                                          John H. Mullan
                                          Acting Secretary

June 3, 1998

  NOTICE: THE COMPANY FILED AN ANNUAL REPORT ON FORM 10-K ON MARCH 30, 1998 AND AN AMENDMENT TO THE ANNUAL REPORT ON FORM 10-K/A ON APRIL 30, 1998. STOCKHOLDERS OF RECORD ON MAY 26, 1998 MAY OBTAIN A COPY OF THESE REPORTS WITHOUT CHARGE FROM THE CORPORATE SECRETARY, NORTHROP GRUMMAN CORPORATION, 1840 CENTURY PARK EAST, LOS ANGELES, CALIFORNIA 90067.